Exhibit 10.2.85
LONG-TERM INCENTIVE PLAN OF GENON ENERGY, INC.
(As Established Effective January 1, 2001)
Termination Amendment
          GenOn Energy, Inc., a Delaware corporation, formerly known as RRI Energy, Inc. (the “Company”), having established the Long-Term Incentive Plan of GenOn Energy, Inc., as established effective January 1, 2001, and as thereafter amended (the “Plan”), and having reserved the right under Section 13 thereof to amend and terminate the Plan, does hereby amend and terminate the Plan, effective as of the dates set forth below:
          1. Effective as of December 3, 2010, the Plan is hereby amended (i) to change the name of the Plan to the “Long-Term Incentive Plan of GenOn Energy, Inc.,” (ii) to change all references in the Plan to RRI Energy, Inc. with GenOn Energy, Inc., and (iii) as otherwise necessary to reflect the foregoing.
          2. Effective as of December 3, 2010, the Plan is hereby terminated by adding the following new Section 21 to the Plan:
     “21. TERMINATION. This Plan is terminated as of December 3, 2010 (the ‘Termination Date’), and no further awards shall be granted on or after the Termination Date; provided, however, that any Awards outstanding as of the Termination Date shall remain outstanding and subject to the terms and conditions of this Plan and the applicable Award Agreements.”
          IN WITNESS WHEREOF, GenOn Energy, Inc. has caused these presents to be executed by its duly authorized officer in a number of copies, all of which shall constitute one and the same instrument, which may be sufficiently evidenced by any executed copy thereof, this 8th day of December, 2010, but effective as of the dates set forth above.

GENON ENERGY, INC.
By:	/s/ Karen D. Taylor
Karen D. Taylor
Senior Vice President-Human Resources and Administration